Exhibit 99.1

Sharplink Announces Record 46% Institutional Ownership, Brand Refresh and Expansion of Leadership Team

MIAMI, FL – February 19, 2026 — Sharplink, Inc. (Nasdaq: SBET) (“Sharplink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today announced record level institutional ownership of its common stock.

According to the latest available Form 13F filings, institutional ownership of Sharplink’s common stock has grown to 46% as of December 31, 2025. The Company’s institutional investor base is now one of the largest among all Ethereum-focused digital asset treasury (“DAT”) companies.

Joseph Chalom, CEO of Sharplink, stated, “This record level of institutional ownership confirms that sophisticated investors want disciplined execution and institutional-grade risk management. Many of these investors are choosing Sharplink because of our focus on productivity — Sharplink stakes nearly 100% of its ETH holdings and has staked our holdings since the beginning. Even during volatile markets, we continue growing our ETH concentration per share. No matter the price of the underlying asset, institutions know they can trust us to keep generating long-term value for our stockholders.”

During the fourth quarter, Sharplink added approximately 60 new institutional investors. As of February 15, 2026, the Company held 867,798(1) ETH, valued at approximately $1.72 billion. Since June 2025, Sharplink has generated 13,615(2) ETH in staking rewards, all of which have accrued to stockholders.

(1) Total ETH holdings are comprised of 587,232 native ETH, 225,429 ETH as-if redeemed from LsETH and 55,137 ETH as-if redeemed from WeETH.

(2) Total staking rewards are comprised of 4,560 native staking rewards, 8,906 as-if redeemed LsETH staking rewards and 149 as-if redeemed WeETH staking rewards.

Rebrand Reflects Next Phase of Growth

Sharplink also announced a comprehensive brand refresh, including a redesigned website – found at www.sharplink.com – featuring an updated investor relations page, Ethereum opportunity page, treasury dashboard and more. The Company’s new tagline, “Ethereum with an Edge,” reflects its commitment to yield productivity, operational rigor and institutional-grade execution, while staying exclusively focused on growing the Ethereum ecosystem.

“This evolution reflects alignment between Sharplink’s brand and our mission to be the most productive and durable Ethereum vehicle available to investors,” noted Mandy Campbell, Chief Marketing Officer of Sharplink. “Sharplink has and will remain focused on transparency, measurable results and Ethereum advocacy. Our brand now reflects that focus and alignment with both our institutional and retail investors.”

Leadership Expansion

Sharplink also announced the appointment of veteran cryptocurrency journalist Steven Ehrlich as Head of Research and Communications. Ehrlich previously led digital asset coverage at Forbes as Senior Editor and Director of Research, Digital Assets. Most recently, he served as Executive Editor of Unchained and hosts the weekly crypto and macro podcast, Bits + Bips: The Interview.

In this role, Ehrlich is charged with enhancing the Company’s engagement with both retail and institutional audiences to amplify Sharplink’s mission to provide investors smarter access to the long term Ethereum opportunity.

About Sharplink, Inc.

Sharplink is a leading institutional-grade Ethereum treasury platform designed to give public market investors smarter, more productive exposure to ETH. Ethereum underpins the majority of global stablecoin, tokenized real-world assets and decentralized finance settlement, making ETH a unique native yield generation and long-term network growth opportunity. In addition to its Ethereum treasury platform, Sharplink operates an online affiliate marketing business. Sharplink was founded in 2019 and is headquartered in Miami, Florida. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, goals and expectations regarding the Company’s strategy and potential partnerships, and other statements accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words, but the absence of these words does not mean that a statement is not forward-looking. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to repurchase additional shares of Sharplink’s common stock through its stock repurchase program, potential use of the Company’s ATM facility, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for other certain types of crypto assets, the Company uses the historical costs less impairment model. This model may require the Company to record an associated impairment charge reflected in net income as a result of a decrease in the market price of the crypto assets below the cost value at which the Company’s crypto assets are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

CONTACT:

Sharplink’s Investor Relations Contact:

Sean Mansouri, CFA or Aaron D’Souza | Elevate IR

Phone: (720) 330-2829

Email: ir@sharplink.com

Sharplink’s Media Contact:

Email: media@sharplink.com